Exhibit 10.1

CONFIDENTIAL

EXECUTIVE RETENTION BONUS AND SEVERANCE AGREEMENT

This Confidential Executive Retention Bonus and Severance Agreement (“Agreement”) is entered into as of February 15, 2013, between Michael W. Nelson (the “Executive”) and Wausau Paper Mills, LLC, a Wisconsin limited liability company (the “Company”).

RECITALS:

A.

The Company, along with its parent company, Wausau Paper Corp. (the “Parent”), is in the process of evaluating various strategic alternatives with respect to the Company’s business, which is commonly referred to as the “Paper Segment” of the Parent’s business (the “Paper Segment”).

B.

The Executive’s continued service and dedication to the Company are important to the Company’s successful implementation of any transaction or series of transactions involving a disposition of the Paper Segment.

C.

To induce the Executive to remain employed with the Company, the Company has agreed to offer the Executive a retention bonus and to provide certain severance benefits to the Executive, under certain circumstances, as provided in this Agreement.

AGREEMENT:

ARTICLE 1 -  DEFINITIONS

Section  1.1

Acquiror.  “Acquiror” means any person or entity that acquires the Paper Segment in a Disposition Transaction that is structured as an asset sale and purchase transaction or in a Disposition Transaction that is structured as a merger transaction in which the Company is not a surviving entity in connection with the merger.

Section  1.2

Cause.  “Cause” shall mean any of the following:

(a)

The willful and continued failure of the Executive to perform substantially all of the Executive’s duties with the Company, after a written demand for substantial performance is delivered to the Executive by the Executive’s supervisor that specifically identifies the manner in which the supervisor believes that the Executive has not substantially performed the Executive’s duties.

(b)

The willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

(c)

A Termination of Employment by Executive due to disability entitling the Executive to benefits under the Company’s long-term disability program.

For purposes of this Section 1.2, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  Termination of the Executive by the Company in contemplation of a Disposition Transaction (as defined below) shall not be considered for Cause.  The burden of proof in the evaluation of any circumstances arising under this Section 1.2 shall be on the Executive.

Section  1.3

Code.  “Code” means the Internal Revenue Code of 1986, as amended.

Section  1.4

Controlled Group.  “Controlled Group” means the Company, the Parent, and each other member of the controlled group of corporations or other entities under common control to which the Company belongs for purposes of determining whether a separation from service has occurred pursuant to Code Section 409A and the regulations promulgated thereunder.

Section  1.5

Disposition Transaction.  “Disposition Transaction” shall mean a successful disposition of the Paper Segment as determined by the Chief Executive Officer of the Parent in his sole discretion.

Section  1.6

Effective Date.  “Effective Date” shall mean February 15, 2013.

Section  1.7

Good Reason.  “Good Reason” shall mean a material reduction in the Executive’s annual cash compensation opportunity (including both the Executive’s base salary and the Executive’s target cash bonus opportunity but excluding any equity or equity-based incentive or other compensation) with the Company that arises contemporaneously with the Closing of a Disposition Transaction or within thirty (30) days thereafter; provided, however, that “Good Reason” shall not exist unless the Executive first provides written notice to the Company of the existence of circumstances providing grounds for “Good Reason” and the Company has had at least fifteen (15) business days from the date such notice is provided to cure such circumstances.

Section  1.8

Parent.  “Parent” shall have the meaning set forth in the Recitals section of this Agreement.

Section  1.9

Retention Bonus.  “Retention Bonus” shall have the meaning set forth in Section 2.1 of this Agreement.

Section  1.10

Retention Period.  “Retention Period” shall mean the period of time from the Effective Date until the date of closing of any Disposition Transaction.

Section  1.11

Severance Benefit.  “Severance Benefit” shall have the meaning set forth in Section 3.2 of this Agreement.

Section  1.12

Termination of Employment.  “Termination of Employment” means the termination of the Executive’s employment by Company and each member of the Controlled Group.

ARTICLE 2 -  RETENTION BONUS

Section  2.1

Payment of Retention Bonus by Company.  The Company will pay the Executive a retention bonus in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00), less all applicable withholdings and deductions required by law (the “Retention Bonus”), within five (5) business days following the closing of a Disposition Transaction, if all of the Eligibility Criteria described in Section 2.2 below are satisfied.

Section  2.2

Eligibility Criteria for Retention Bonus.  The Executive shall be entitled to payment of the Retention Bonus only if all of the following eligibility criteria are satisfied:

(a)

The Executive’s performance has been satisfactory, as determined in the Company’s sole discretion, from the Effective Date through the date of closing of a Disposition Transaction.

(b)

The Executive is actively employed by the Company on the business day immediately preceding the end of the Retention Period.

ARTICLE 3 -  SEVERANCE BENEFITS PAYABLE TO EXECUTIVE

Section  3.1

Circumstances under which Severance Benefits Payable.  In addition to the Retention Bonus provided for in Article 2 of this Agreement, Executive will be entitled to payment of severance benefits if both of the following circumstances occur:

(a)

a Disposition Transaction occurs prior to termination of this Agreement, and

(b)

the Executive incurs an involuntary Termination of Employment without Cause, or the Executive incurs a voluntary Termination of Employment with Good Reason, contemporaneously with the closing of a Disposition Transaction or within thirty (30) days thereafter (a “Severance-Triggering Termination”).

Section  3.2

Severance Benefits upon a Disposition Transaction.  In the event of any Severance-Triggering Termination, the Executive will be entitled to a severance benefit (the “Severance Benefit”) equal to twelve (12) months of salary continuation (the “Salary Continuation Portion”), plus an amount equal to the Executive’s average annual cash bonus for the three years immediately preceding the year in which the Severance-Triggering Termination occurs (the “Average Annual Bonus Amount”).  The Average Annual Bonus Amount, once calculated, shall be divided by twelve (12), and that amount shall be paid to the Executive, along with Salary Continuation Portion of the Severance Benefit, in accordance with the normal payroll practices of the Parent.  The Severance Benefit payments shall begin on the first pay date following the later of (a) the complete execution date of the separation and release of claims agreement described in Section 3.4 below, or (b) the date that any revocation period under such separation and release of claims agreement has expired.  Notwithstanding anything to the contrary contained in this Agreement, the payment of any Severance Benefit (and the obligation of the Company to pay any Severance Benefit under the terms of this Agreement) shall immediately end as of the date of the Executive’s death or any offer of employment by an Acquiror as set forth in Section 3.6 of this Agreement that does not give rise to Good Reason for a Termination of Employment by the Executive.

Section  3.3

Health Benefits Continuation.  If the Executive incurs a Severance-Triggering Termination and the Executive elects continuation coverage under the Company’s group health, dental and/or vision plans upon such Termination of Employment in accordance with the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Company shall continue any employer contribution towards such elected coverages that it or the Parent then makes on behalf of other similarly situated executives until the last day of the month in which Executive’s severance benefit ends; provided, however, that the Executive shall be obligated to make any additional contributions towards such elected coverages in accordance with COBRA.

Section  3.4

Separation Agreement and Release Required.  In order to receive any severance benefits under this Agreement, Executive must sign a separation agreement and release of claims agreement in a form determined by the Company in its sole discretion.

Section  3.5

No Severance Benefit in Case of Employment Offer.  Notwithstanding anything to the contrary contained in this Agreement, in the event of a Disposition Transaction, if the Executive is offered continuing employment in any position whatsoever with the Company or with any Acquiror (or any affiliate of the Acquiror), the Executive shall not be entitled to any Severance Benefit under this Agreement in the absence of Good Reason.

Section  3.6

Exclusivity of Severance Benefits.  The Severance Benefit is in lieu of any severance or retention bonus payments or benefits to which Executive otherwise might be entitled under any Company severance plan or program or prior retention bonus agreement.  Notwithstanding the foregoing, this Agreement shall not affect any other earned (and fully-vested) benefits to which the Executive may be entitled under any Company or Parent employee benefit plans.

ARTICLE 4 -  TERMINATION

Section  4.1

Termination of Agreement by Company.  During the Retention Period, the Company may terminate this Agreement upon any of the following circumstances:

(a)

The Executive incurs a Termination of Employment by the Company for Cause.

(b)

The Parent’s board of directors determines that further pursuit of a Disposition Transaction is not in the best interest of the Parent or its shareholders.

Section  4.2

Termination of Agreement by Executive.  During the Retention Period, Executive shall be deemed to have terminated this Agreement if the Executive voluntarily incurs a Termination of Employment.

Section  4.3

Termination of Agreement by Reason of Executive’s Death.  This Agreement will automatically terminate if Executive dies during the Retention Period.  The termination date in such circumstances will be the date of Executive’s death.

Section  4.4

Automatic Termination Following Expiration of Retention Period.  This Agreement shall automatically terminate and be of no further force and effect thirty (30) days following the end of the Retention Period; provided, however, that any payment obligations incurred by the Company shall continue following any such automatic termination of this Agreement.

ARTICLE 5 -  MISCELLANEOUS

Section  5.1

Assignment.  Neither the Executive nor the Company may assign this Agreement without the prior written consent of the other.  Notwithstanding the foregoing limitation, the Executive and the Company agree that the Company may assign this Agreement to any person or entity who shall acquire substantially all the assets of the Paper Segment and, in such case, require such asset purchaser to assume the obligations of the Company and Parent under this Agreement.

Section  5.2

Entire Agreement, Amendment.  This Agreement contains the parties’ entire agreement regarding its subject matter and may only be amended in a writing signed by the parties.  This Agreement supersedes any and all prior oral or written agreements (including letters, policies and memoranda) between the Executive and the Company regarding the subject matter of this Agreement.

Section  5.3

Choice of Law.  Wisconsin law governs this Agreement.

Section  5.4

Waivers.  No party’s failure to exercise, or delay in exercising, any right or remedy under this Agreement will be a waiver of such right or remedy, nor will any single or partial exercise of any right or remedy preclude any or further exercise of such right or remedy.

Section  5.5

Notices.  All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served on the party to whom notice is being given, or on the third day after mailing, if mailed to the party to whom notice is to be given, by first class mail, and properly addressed as follows:

To Executive

Personal and Confidential

Michael W. Nelson

7203 Goldenrod Circle

Wausau, WI  54401

To Company

Personal and Confidential

Wausau Paper Mills, LLC

c/o Wausau Paper Corp.

100 Paper Place

Mosinee, WI  54455

Attention:  Curtis R. Schmidt

Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

Section  5.6

Compliance with Code Section 409A.  This Agreement is intended to comply with, or be exempt from, Section 409A of the Code and shall be construed and administered in accordance with Section 409A of the Code.

Section  5.7

Limited Purpose of Agreement.  This Agreement applies only to the Executive for the limited purpose of a Disposition Transaction involving the Paper Segment, and for no other purpose.  This Agreement shall not be considered to give rise to any expectation of benefits by the Executive (for any purpose except as expressly set forth in this Agreement) or for any other employee of the Company, the Parent, or any other member of the Controlled Group.

WAUSAU PAPER MILLS, LLC

EXECUTIVE

By

HENRY C. NEWELL

MICHAEL W. NELSON

Henry C. Newell

Michael W. Nelson

President and Chief Executive Officer

Manager